SETTLEMENT AGREEMENT

This Settlement Agreement and mutual release (the “Settlement Agreement” or “Agreement”), dated as of September 21, 2010, is by and between (i) Plaintiff and Counterclaim Defendant DG FastChannel, Inc., a Delaware corporation (“DGFC”) and (ii) Defendant and Counterclaimant Point.360, a California corporation (“Point.360”).  DGFC and Point.360 are referred to herein as the “Parties,” or individually as a “Party.”

RECITALS

A.          On October 6, 2009, DGFC filed a Complaint in the United States District Court for the Central District of California, in a matter entitled DG FastChannel, Inc. v. Point.360, Inc. et al. (Case No. CV 09-7289 CAS (FFMx)) (the “Action”).  The Action arose from the implementation of various agreements in conjunction with DGFC’s acquisition of Point.360’s advertising distribution services business (the “ADS Business”) on August 13, 2007.  Such agreements included the Merger Agreement, Noncompetition Agreement, Post Production Services (“PPS”) Agreement, Working Capital Reconciliation (“WCR”) Agreement, and Indemnification and Tax Agreement (the “Tax Agreement”) (collectively, the “Merger-Related Agreements”).  In its Complaint, DGFC brought claims against Point.360 for breach of contract, conversion, declaratory relief, and injunctive relief.  In its Counterclaim, Point.360 brought claims against DGFC for breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, and declaratory relief.

B.           Each of the Parties denies any wrongdoing, and disclaims any and all liability.

C.           The Parties agreed to the general terms of settlement of the Action on June 22, 2010, as reflected in e-mail correspondence.

D.           The Parties now desire to memorialize in this Agreement their settlement of any and all controversies that have or could have arisen between them in connection with the Action and the events giving rise to the Action.  This Agreement expressly supersedes any and all prior correspondence (oral and written) concerning settlement of the Action.

NOW THEREFORE, in consideration of the promises, covenants, representations, and releases contained herein, and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

DEFINITIONS

A           The term “DGFC” shall refer to DG FastChannel, Inc. and any parent, subsidiary, division, and/or affiliated entity, past or present, of DG FastChannel, Inc.

B            The term “Point.360” shall refer to Point.360 and any parent, subsidiary, division, and/or affiliated entity, past or present, of Point.360.

C.           The term “Claims” shall be defined as all rights, action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, promises, liabilities, obligations, injury to person or property, claims, predicate acts, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, that arise out of or are related to the Action.

D.           The term “Effective Date” shall be defined as the date of the final Party’s  execution of this Agreement.

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

1.           Compromise Only. This Agreement is entered into for purposes of settlement and compromise only. The relief provided for in this Agreement is in consideration for the releases and other covenants contained in this Agreement. This Agreement constitutes a compromise of disputed claims and is made solely to avoid expensive and time-consuming litigation, and neither this Agreement nor any consideration given hereunder, concurrently herewith, or pursuant hereto is to be advocated or construed as an admission of any liability, express or implied, on the part of any of the Parties, and each Party specifically disclaims any liability to, or wrongful acts against, any other Party.

2.           Dismissal of Action / Court’s Continuing Jurisdiction to Enforce Settlement Agreement and Injunction.

a.           In consideration for the payment (through stock transfer), mutual releases and other covenants contained in this Agreement, the Parties shall dismiss all claims in this Action with prejudice and shall request that the Court maintain continuing jurisdiction as set forth below.  The Parties agree to cooperate and provide best efforts to cause such dismissals and the remaining terms of this Agreement to be effected as stated herein, including but not limited to obtaining any required Court approval.  In the event the Court for any reason declines to approve this Agreement in its present form, the parties shall be bound to accept such changes to the Settlement Agreement as the Court may require in order to approve it, provided, however, that a party may reject such changes only if it can demonstrate in good faith that such changes will deprive that party of an essential and material benefit conferred upon it by the Settlement Agreement.

b.           The Parties agree that the Court shall maintain continuing jurisdiction over the Parties, the Settlement Agreement (including the Vaulted Content Removal Agreement incorporated herein), the Permanent ADS Business Injunction, and the obligations imposed therein (collectively the “Settlement Terms”).  In conjunction with requesting dismissal of the Action, the Parties shall request that the Court maintain such continuing jurisdiction.

c.           The Parties shall sign, and DGFC shall file, the Stipulation re Dismissal of Action, and Proposed Order, within two (2) business days of the transfer of the Point.360 Shares to DGFC as set forth below.  The Stipulation re Dismissal of Action (without exhibits), and Proposed Order, are attached hereto as Exhibits 1 and 2.

d.           Other than as set forth herein, each Party shall bear its own costs, expenses, and attorneys’ fees in connection with the Action, its dismissal, and in connection with the drafting and execution of this Agreement.

3.           Permanent ADS Business Injunction.  The Preliminary Injunction re ADS Business Participation, dated December 23, 2009 (the “Preliminary ADS Business Injunction”), shall become a permanent injunction in the form as attached as Exhibit 3 hereto and fully incorporated herein (the “Permanent ADS Business Injunction”), lasting until August 13, 2012.

4.           Enforcement of the Permanent ADS Business Injunction.

a.           Post-Settlement Invoice Production.

Point.360’s prohibition from participating in advertising distribution, as described in the Permanent ADS Business Injunction, extends from the execution date of this Agreement until August 13, 2012 (the “Permanent ADS Business Injunction Period”).  Point.360 warrants that it shall fully comply with this Agreement and the Permanent ADS Business Injunction during the Permanent ADS Business Injunction Period.  To verify its compliance, Point.360 shall produce all invoices and supporting documentation to DGFC which reflect services performed by Point.360 during the Permanent ADS Business Injunction Period (the “Post-Settlement Invoice Production”).  The production format shall be analogous to Point.360’s prior production in response to DGFC’s document requests and to Judge Mumm’s April 9, 2010 order compelling the production of documents.  The production shall be on an Attorney’s Eyes Only basis, pursuant to the Protective Order entered by Judge Mumm on February 17, 2010 (the “Protective Order”).  The Post-Settlement Invoice Production shall be on the following schedule:

i.           February 1, 2011 [for all Point.360 services performed between and including the Execution Date and December 31, 2010];

ii.          August 1, 2011 [for all Point.360 services performed between and including January 1, 2011 and June 30, 2011];

iii.         February 1, 2012 [for all Point.360 services performed between and including July 1, 2011 and December 31, 2011];

iv.         August 1, 2012 [for all Point.360 services performed between and including January 1, 2012 and June 30, 2012]; and

v.          September 13, 2012 [for all Point.360 services performed between and including July 1, 2012 and August 13, 2012] (collectively the “Post-Settlement Invoices”).

In the event Point.360 does not produce part or all of the above-described invoices and supporting documentation on each production date, the terms of the Noncompetition Agreement, the Permanent ADS Business Injunction, and of the portions of this Agreement pertaining to compliance with the Noncompetition Agreement and Permanent ADS Business Injunction, shall be extended by one (1) calendar day for each calendar day that Point.360 is not in full compliance with its production obligations.

b.           Review of Post-Settlement Invoices.

DGFC, through its authorized agents, shall have the right to review the Post-Settlement Invoices, and independently confirm Point.360’s compliance with this Agreement and the Permanent ADS Business Injunction.  If DGFC detects advertising distribution in contravention of Point.360’s obligations, it shall notify Point.360 of such findings in writing.  Point.360 shall have five (5) business days after the receipt of DGFC’s notice to respond in writing.  If the Parties do not mutually resolve the issue, DGFC may approach the Court for relief, pursuant to Section 11 below.

In the event Point.360 discovers isolated inadvertent advertising distribution in contravention of Point.360’s obligations under the Permanent ADS Business Injunction or this Agreement, Point.360 shall immediately disclose the same in writing to DGFC.  The Parties shall thereafter attempt to mutually resolve the issue.  If the Parties do not mutually resolve the issue, DGFC may approach the Court for relief, pursuant to Section 11 below.  The Parties further agree that issues voluntarily disclosed in a prompt fashion shall be afforded a rebuttal presumption of inadvertence for purposes of judicial review.

5.           Termination of Post Production Services Agreement.  Except as provided in the Vaulted Content Removal Agreement described in Section 6 below, the Post Production Services (“PPS”) Agreement is hereby terminated, irrespective of the Parties’ views as to whether the agreement expired at an earlier date.  Except as provided in the Vaulted Content Removal Agreement, DGFC does not hereafter hold any obligation to utilize Point.360’s post production services, or vault elements with Point.360.  Point.360’s obligations with regard to DGFC’s materials vaulted at Point.360’s Media Center shall be governed by the Vaulted Content Removal Agreement.

6.           Removal of Vaulted Content from Media Center.  Point.360 shall surrender possession of all physical asset media (“elements”) vaulted by DGFC at Point.360’s Media Center (the “Vaulted Content”) in accordance with the “Vaulted Content Removal Agreement,” attached hereto as Exhibit 4 and fully incorporated herein.  DGFC is obligated to pay vaulting-related fees to Point.360 for services performed until June 22, 2010, at rates under the “DG FastChannel Media Storage and Service Rate Card,” dated August 8, 2007, attached to the PPS Agreement (the “Original Vaulting Rate Card”).  DGFC is not obligated to pay vaulting-related fees to Point.360 for services performed during the “Transition Period” thereafter.

7.           Final Adjustment Amount Under the WCR Agreement.  On June 11, 2010, the District Court granted Point.360’s Motion for Partial Summary Judgment as to breach of the Working Capital Reconciliation (“WCR”) Agreement.  The Court concluded that a “Lipuma Event” had occurred under the WCR Agreement, and that as a result DGFC owes Point.360 $412,500.  Under this Settlement Agreement, Point.360 hereby foregoes any amounts due or purportedly due by DGFC under the WCR Agreement, including but not limited to the $412,500 under the Court’s summary judgment order.

8.           Issuance of Point.360 Shares to DGFC.

a.           Within one business day after the execution and delivery of this Agreement, Point.360 shall deliver to its transfer agent irrevocable written instructions to issue 250,000 shares of its common stock (the “Point.360 Shares”), to DGFC in certificated form which certificate shall contain a single legend as follows:

The common shares of Point.360 evidenced by this certificate were issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered for sale, sold or otherwise transferred unless an exemption from the registration requirements of the Securities Act would apply to such transaction, including without limitation the exemption available to the holder of the shares under Rule 144 of the Securities Act.  Pursuant to a Put and Call Agreement dated as of September 21, 2010, among Mr. Haig Bagerdjian and DG Fast Channel, Inc., these shares are subject to a call right to purchase that may be exercised by Mr. Haig Bagerdjian, which call right to purchase shall automatically expire unless exercised by Mr. Bagerdjian no later than March 21, 2011.

b.           The certificate evidencing the Point.360 Shares shall be delivered by overnight courier to: DGFC, Attention: Omar Choucair, Chief Financial Officer, 750 West John Carpenter Freeway, Suite 700, Irving, TX 75039.

9.           DGFC’s Representations and Warranties Regarding Point.360 Shares.  DGFC represents and warrants as follows:

a.           DGFC has been advised and understands that none of the Point.360 Shares have been registered or qualified under the United States Securities Act of 1933, as amended (the “Securities Act”), or under the laws of any applicable state jurisdiction, on the basis that the Point.360 Shares are being offered and issued to DGFC pursuant to the Settlement Agreement in accordance with exemptions from registration and qualification provided by applicable laws, rules, and regulations and that, in this connection, Point.360 and Mr. Bagerdjian are relying on the representations and warranties of DGFC set forth in this Section 9.

b.           DGFC is acquiring the Point.360 Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws, rules, or regulations.

c.           DGFC is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with its acquisition of the Point.360 Shares.

d.           DGFC is able to bear the economic risk associated with its acquisition of the Point.360 Shares.

e.           DGFC understands that the Point.360 Shares are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and that the Point.360 Shares cannot be resold without registration under the Securities Act or an exemption from such registration; DGFC is familiar with the provisions of Rule 144, which sets forth the terms and conditions upon which restricted securities may be publicly resold; DGFC understands that, among other requirements, Rule 144 imposes a six-month holding period as a condition to the public resale of restricted securities under Rule 144.

f.           DGFC understands that the stock certificate evidencing the Point.360 Shares will bear the restrictive legend that is set forth in the Settlement Agreement.

g.           DGFC has independently evaluated the merits of its decision to acquire the Point.360 Shares, and DGFC confirms that it has relied solely upon its own independent investigation made by it and its legal counsel and advisors in making its decision to acquire the Point.360 Shares.  Neither Haig Bagerdjian nor Point.360 has made any express or implied representations or warranties (written or oral) to DGFC regarding the future value or performance of the Point.360 Shares, the advisability of acquiring the Point.360 Shares, or the financial condition, results of operations, business, or prospects of Point.360).

10.         Releases.

a.           Except for (i) any obligations, covenants, representations and warranties provided for in this Agreement, and (ii) any future obligations, covenants, representations and warranties provided for in the Merger-Related Agreements (except as limited herein), each Party hereby irrevocably and unconditionally releases and forever discharges the other Party, as well as its past and present officers, directors, employees, agents, representatives, affiliates, partners, insurers, reinsurers, excess insurers, respective attorneys, advisors, accountants, shareholders, affiliates, related companies, parent companies, subsidiaries, successors, predecessors, licensors, licensees, assignees, and all persons or entities acting by and through, under, or in concert with any of them (collectively, the “Releasees,”) of and from any and all manner of action or actions, or cause or causes of action, in law or in equity, raised in any judicial or non-judicial forum, including, without limitation, state and federal courts, government agencies, and any and all other complaints, suits, liens, contracts, controversies, agreements, promises, liabilities, claims, demands, damages, losses, debts, costs or expenses, of any nature whatsoever, whether known or unknown, fixed or contingent, which the Parties now own, hold, have, claim to have, or may ever have against the Releases, or any of them, by reason of any matter, cause or thing whatsoever, that happened or did not happen prior to execution of this Agreement, including but not limited to any and all claims within the definition of Claims as set forth in paragraph C, above, any claim that any Party has violated any of the Merger-Related Agreements described in paragraph A, above, and any claim that Point.360 has violated the Preliminary ADS Business Injunction prior to execution of this Agreement.  Notwithstanding the foregoing, Point.360 does not release the firm of Holthouse Carlin & Van Trigt, or any of its past or present partners, employees or agents from any actual or potential claims that Point.360 may hold.

b.           EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

EACH PARTY, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THAT IT MAY HAVE THEREUNDER AS WELL AS UNDER OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT IN CALIFORNIA OR ANY OTHER STATE OR FEDERAL JURISDICTION, TO THE FULL EXTENT THAT SUCH RIGHTS AND BENEFITS MAY BE WAIVED.

11.         Disputes Regarding Settlement Agreement.

a.           Forum Selection.

The Parties agree that the United States District Court for the Central District of California shall maintain continuing jurisdiction for a period of five (5) years to resolve any dispute regarding the validity, interpretation, effect, or alleged violation or breach of, the obligations set forth in this Agreement, including the agreements and injunction referenced herein which constitute part of the obligations of this Agreement.

b.           Relief.

When enforcing this Agreement, the Court shall award appropriate equitable and/or legal relief.  In addition, if the Court determines that Point.360 violated the Noncompetition Agreement, the Permanent ADS Business Injunction, and/or the terms of this Agreement relevant to compliance with the Noncompetition Agreement and/or Permanent ADS Business Injunction, the terms of the Noncompetition Agreement, the Permanent ADS Business Injunction, and of the relevant portions of this Agreement shall be extended by the amount of time between the execution of this Agreement and the date of the last instance of Point.360’s violation of its applicable obligations.

12.         Ownership of Claims.  Each Party hereby represents and warrants that it now holds all right, title to and interest in any Claim released hereunder (the “Released Claims”), and that it has not assigned, encumbered or otherwise transferred any right, title or interest in any Released Claims.

13.         Discovery Materials.  The Parties agree to destroy all “Confidential” and/or “Attorney’s Eyes Only” documents pursuant to the terms of their stipulated Protective Order (entered by Judge Mumm on February 17, 2010) within 60 days after the later of August 13, 2012 or the resolution of any action to enforce this Agreement, and to certify in writing and under oath to the other Parties that such documents have been destroyed.

14.         Injunctive Relief.  The Parties agree that a breach of this Agreement will cause irreparable damage to the other Parties for which no adequate remedy at law exists and hereby agree that a Party shall be entitled to seek preliminary and permanent injunctive relief and/or to seek any other remedies which a Party may have at law or in equity in response to any such breach.

15.         Authorization.  The Parties each represent and warrant that each of them has the requisite power and authority and has taken all actions necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on its part is necessary to authorize this Agreement.  If any additional acts are required to consummate the transactions contemplated hereby and/or to perform any Party’s obligations hereunder, each Party covenants in good faith to perform such additional acts and execute any necessary documents as may be reasonably necessary to give effect to the terms of this Agreement.

16.         Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, shall be deemed, or be construed, as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

17.         No Representations; Independent Judgment.

a.           Each Party acknowledges that at no time has any individual or entity made any representations, promises or statements (whether oral or written) except as set forth in this Agreement.  Each Party warrants and represents that it has not been induced to enter into this Agreement on the basis of any other representations, promises or statements (whether oral or written) made by any Party at any time.

b.           Each Party represents that in executing this Agreement it is relying solely on its own judgment, belief and knowledge, and upon the advice and recommendation of its counsel concerning the nature, extent and duration of its rights and obligations deriving from this Agreement.

18.         Interpretation.  This Agreement shall be interpreted simply and fairly and not strictly in favor of or against any Party.  To this end, the Parties agree that the terms of this Agreement are the product of an arm’s length negotiation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

19.         Consultation with Counsel.  All Parties acknowledge that they have had the opportunity to consult with counsel of their choice during the arm’s length negotiation of this Agreement and prior to executing this Agreement.

20.         Governing Law.  This Agreement shall be construed and governed in accordance with the laws of the State of California without giving effect to such State’s Conflict-of-Law principles.

21.         Cumulative Remedies.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

22.         Successors and Assigns.  The obligations and duties of this Agreement shall be binding upon the Parties, their successors and permitted assigns, and the rights of this Agreement shall inure to the benefit of permitted successors and assigns.

23.         Territory.  This Agreement shall have effect and be binding worldwide.

24.         Severability.  If any clause or provision of this Agreement is declared illegal, invalid or unenforceable under present or future laws effective during the term hereof, it is the intention of the Parties hereto to reach agreement to terms that will lawfully carry out the intended purpose of any such clause or provision, and to take such action as may be necessary to do so.  The Parties further intend that the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

25.         Final Agreement.  This Agreement is the complete, final and exclusive statement of the Agreement between the Parties with respect to the subject matter hereof.  This Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, understandings, and discussions between the Parties, and/or their respective counsel, with respect to the subject matter covered hereby.  Any modification, alteration or amendment of this Agreement shall be void and have no force or effect unless it is in writing and signed by the party sought to be bound.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute but one and the same Agreement.  Signature pages transmitted by facsimile transmission or electronically shall be the equivalent of originals.

26.         Notices.  Notices to any party under this Agreement shall be in writing and may be delivered by hand, by overnight courier or by facsimile to the address(es) below.  Any notice delivered by hand or facsimile shall be deemed delivered when sent on a business day or if not on a business day, the next business day after sending, and if delivered by overnight courier on the next business day.

If to DGFC:

DG Fast Channel, Inc.
Attention:  Chief Financial Officer
750 West Carpenter Freeway
Suite 700
Irving, TX  75039
Fax: (972) 581-2001
Contact: (972) 581-2000

With a copy to:

Latham and Watkins LLP
Attention:  Susan S. Azad
355 South Grand Avenue
Los Angeles, CA  90071
Fax: (213) 891-8763
Contact: (213) 485-1234

If to Point.360:

Point.360
Attention: Chief Financial Officer

2777 North Ontario Street
Burbank, CA 91504
Fax: (818) 847-2503
Contact: (818) 565-1444

With a copy to:

TroyGould PC
Attention: William D. Gould
1801 Century Park East, Ste. 1600
Los Angeles, CA 90067
Fax: (310) 201-4746
Contact: (310) 789-1338

The foregoing is agreed and accepted:

DG FASTCHANNEL, INC., a Delaware corporation		POINT.360, a California corporation

DG FastChannel, Inc.		Point.360
By:	/s/ Scott Ginsberg	By:	/s/ Haig Bagerdjian
Its:	CEO	Its:	President
Dated:	September 22, 2010	Dated:	September 21, 2010

APPROVED AS TO FORM:

Dated: September __, 2010	LATHAM & WATKINS
Susan S. Azad
Colin B. Vandell
Patricia A. Eberwine

By
Susan S. Azad
Attorneys for Plaintiff and Counterclaim Defendant DG FastChannel, Inc.

Dated: September __, 2010	TROYGOULD PC
Russell I. Glazer
Arvin Tseng

By
Russell I. Glazer
Attorneys for Defendant and Counterclaimant Point.360